EXHIBIT 10.1

NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN
(Amended and Restated Effective January 1, 1997)

(Revised 2001)

Amendment No. 10

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Capital Accumulation Plan (Amended and Restated Effective January 1, 1997) (Revised 2001)(the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-9 thereto.

The Company hereby further amends the Plan as hereinafter set forth. This Amendment No. 10 is effective on the date the Plan's assets begin to be valued on a daily basis except as otherwise provided herein.

1. Subsection 1(ao) is amended to read as follows:

"(ao) "Valuation Date" shall mean the last business day of each calendar month through June 30, 2005 and any date or dates thereafter that the Committee sets as a date for valuation of Plan assets to facilitate the change to valuation of Plan assets on a daily valuation basis. Effective on the first day after June 30, 2005, that the Plan's assets are valued on a daily basis, "Valuation Date" shall mean each trading day of the New York Stock Exchange."

2. The fifth sentence of subsection 4(a) is amended to read as follows:

"A Member may elect to increase or reduce his contributions once per calendar month, effective as of the first pay period that begins after receipt of the election as is administratively feasible."

3. Subsection 6(c) is amended to read as follows:

"(c) Member Elections. In accordance with rules established by the Committee and subject to subsection 6(b)(iii), each Member shall have the right to designate the Investment Category or Categories in which new contributions and prior balances are invested. Any designation or change in designation of Investment Category shall be made in 1% increments in such manner and subject to such limitations as the Committee shall specify. The designation or change in designation of Investment Category shall cancel any prior designation and become effective as of the close of business on the Valuation Date determined in accordance with administrative rules that the Committee specifies. The right to elect Investment Categories as set forth herein shall be the sole and exclusive investment power granted to Members. The Committee may limit the right of a Member (i) to increase or decrease his contributions to a particular Investment Category, (ii) to transfer amounts to or from a particular Investment Category or (iii) to transfer amounts between particular Investment Categories as it determines is necessary or appropriate for the proper administration of the Plan."

4. Subsection 6(d) is amended to read as follows:

"(d) No Member Election. If a Member does not make a written election of Investment Category, then all amounts allocated to the Member shall be invested in the Investment Category that the Committee determines provides a prudent mix between fixed income and equity securities."

5. Subsection 6(g) is amended to read as follows:

"(g) Allocation of Gain or Loss. Any increase or decrease in the market value of each Investment Category of the Fund shall be allocated to each Member in proportion to his interest therein as of the close of business on each Valuation Date in accordance with administrative rules and procedures that the Committee establishes."

6. Transition Rule. Notwithstanding any provision of the Plan or of this Amendment No. 10, the Committee may provide for any special valuations or procedures that it determines are necessary or desirable to effectuate the transfer of Plan administration to a daily valuation basis.

7. Subsection 9(a)(i) is amended effective March 28, 2005, to read as follows:

"(i) Vested and Retirement Benefits. Generally, vested and retirement benefits shall be paid as soon after the Member's termination of employment as is administratively feasible, but not sooner than 30 days after the Member receives the notice required by section 1.411(a)-11 of the regulations under section 411(a)(11) of the Code unless the Member receives written notice that he has a right to a period of at least 30 days after receipt of the notice to consider whether or not to elect a distribution and affirmatively elects after receipt of the notice to accept a distribution rather than elect the rollover provided for under subsection 9(i). However, if (A) the Member's nonforfeitable Accrued Benefit is more than $1,000 but not more than $5,000, (B) the Member has not attained his Normal Retirement Date and (C) the Member does not elect to have such distribution paid directly to an eligible retirement plan that such Member specifies, as provided for in subsection 9(i), or to receive such distribution as provided for above, then the Member's Accrued Benefit shall be paid in a direct rollover to an individual retirement account that the Committee designates in accordance with the automatic rollover requirement of section 401(a)(31)(B) of the Code. In addition, if the Member's nonforfeitable Accrued Benefit exceeds $5,000, the Member's Accrued Benefit will not be distributed unless the Member consents to such distribution in writing within the 90-day period ending on the date on which the notice required under section 411(a)(11) of the Code was given. If a Member with an Accrued Benefit in excess of $5,000 does not consent to the distribution, his Accrued Benefit shall be retained in the Fund. Distribution shall commence as soon as administratively feasible after the Member's request for distribution, or, if earlier, the date on which the Member is required to received distribution under subsection 9(a)(ii)."

8. The last sentence of subsection 11(b)(i) is deleted.

9. Subsection 11(b)(viii) is amended to read as follows:

"(viii) Multiple Loans. A Member shall be permitted to have no more than two loans outstanding at any time."

Executed this 17th day of May, 2005.

Attest:		NATIONAL PENN BANCSHARES, INC.

By:	/s/ Sandra L. Spayd	By:	/s/ Glenn E. Moyer
	Sandra L. Spayd		Glenn E. Moyer

(Corporate Seal)